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Exhibit 5.4

KPMG LLP 205-5th Avenue SW Suite 3100, Bow Valley Square 2 Calgary AB T2P 4B9	Telephone (403) 691-8000 Fax (403) 691-8008 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bellatrix Exploration Ltd.

We refer to the short form base shelf prospectus of the above Entity dated May 9, 2014 relating to the sale and issue of up to CDN $750,000,000 common shares, subscription receipts, warrants or units of the Entity.

We consent to be named and to the use, through incorporation by reference in the above-mentioned short form prospectus, of our report dated March 19, 2013 to the shareholders of Angle Energy Inc. on the following consolidated financial statements, which comprise the consolidated statements of financial position as at December 31, 2012 and December 31, 2011 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, which is incorporated by reference and to the reference to our firm under the heading "Experts" in the prospectus included in the registration statement on Form F-10.

Chartered Accountants
May 9, 2014
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ('KPMG International'), a Swiss entity.
KPMG Canada provides services to KPMG LLP.
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  Exhibit 5.4
Consent of Independent Registered Public Accounting Firm